Exhibit (a)(2)

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
EP CLO TO FUND

THIS Certificate of Amendment (“Certificate”) is filed in accordance with the Delaware Statutory Trust Act (12 Del. Code Ann. Tit. 12 § 3801 et seq.) (the “Act”) and sets forth the following:

1.            NAME. The name of the Trust is EP CLO TO Fund.

2.            AMENDMENT.  The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Eagle Point Institutional Income Fund.

3.            EFFECTIVE DATE. This Certificate of Amendment shall be effective upon the date and time of filing.

IN WITNESS WHEREOF, the undersigned, a trustee of the Trust has duly executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

/s/ Thomas P. Majewski
Name:	Thomas P. Majewski
Title:	Trustee